Exhibit 10.2
PURCHASE AND SALE AGREEMENT
AMONG
HILLWOOD OIL & GAS, L.P., BURTEX MINERALS, L.P.,
CHIEF RESOURCES, LP, HILLWOOD ALLIANCE OPERATING COMPANY, L.P.,
CHIEF RESOURCES ALLIANCE PIPELINE LLC, CHIEF OIL & GAS LLC, BERRY BARNETT, L.P.,
COLLINS AND YOUNG, L.L.C. AND MARK ROLLINS
AS SELLERS
AND
QUICKSILVER RESOURCES INC.
AS PURCHASER
Executed on July 3, 2008

i

Page
ARTICLE 11 POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS	39
Section 11.1 Receipts	39
Section 11.2 Expenses	39
Section 11.3 Assumed Sellers Obligations	39
Section 11.4 Indemnities	40
Section 11.5 Indemnification Actions	42
Section 11.6 Release	43
Section 11.7 Limitation on Actions	44
Section 11.8 Disclaimers	45
Section 11.9 Waiver of Trade Practices Acts	44
Section 11.10 Recording	45
ARTICLE 12 REGISTRATION REQUIREMENTS	46
Section 12.1 Definitions	46
Section 12.2 Purchaser Covenants	46
Section 12.3 Obligations of the Purchaser	47
Section 12.4 Furnish Information	47
Section 12.5 Expense of Registration	48
Section 12.6 Indemnification	48
Section 12.7 Reports Under Exchange Act	49
ARTICLE 13 MISCELLANEOUS	49
Section 13.1 Counterparts	49
Section 13.2 Notice	49
Section 13.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees	51
Section 13.4 Expenses	51
Section 13.5 Change of Name	51
Section 13.6 Replacement of Bonds, Letters of Credit and Guarantees	51
Section 13.7 Governing Law and Venue	52
Section 13.8 Captions	52
Section 13.9 Waivers	52
Section 13.10 Assignment	52
Section 13.11 Entire Agreement	52
Section 13.12 Amendment	52
Section 13.13 No Third-Party Beneficiaries	53
Section 13.14 References	53
Section 13.15 Construction	53
Section 13.16 Limitation on Damages	53
Section 13.17 Conspicuousness	54
Section 13.18 Severability	54
Section 13.19 Time of Essence	54
Section 13.20 Nature of Obligations	54

EXHIBITS

Exhibit A	Leases

Exhibit A-1	Wells and Units

Exhibit A-2	Equipment

Exhibit B	Conveyance

Exhibit B-1	Assignment
SCHEDULES

Schedule 1.2(e)	Contracts

Schedule 1.2(f)	Surface Contracts

Schedule 1.2(h)	Pipelines

Schedule 1.3(e)	Excluded Items

Schedule 1.4	Proration of Costs and Revenues

Schedule 5.7(a)	Litigation

Schedule 5.8	Taxes and Assessments

Schedule 5.9	Compliance with Laws

Schedule 5.13	Preference Rights and Transfer Requirements

Schedule 5.15	Outstanding Capital Commitments

Schedule 5.23	Insurance

Schedule 5.24	Environmental Matters

Schedule 5.25	Suspense Funds

Schedule 6.4(b)	Conflicts

Schedule 7.6	Operation of Business

Schedule 8.2(i)	Star of Texas Wells

Schedule 9.3(a)	Closing Payment Allocation and Sellers’ Account Information

Schedule 9.3(e)	Stock Component Allocation

Schedule 13.20	Liability Allocation Percentages

v

DEFINITIONS
“actual knowledge” has the meaning set forth in Section 5.1(a).
“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.
“Adjustment Period” has the meaning set forth in Section 2.2(a).
“Adverse Environmental Condition” means any contamination or condition exceeding regulatory limits and not otherwise authorized by permit or Law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Asset, or the migration or transportation from other lands to any Asset, of any Hazardous Materials that require Remediation at the Effective Time pursuant to any Laws, including, but not limited to, Environmental Laws, or that require Remediation under the terms of any Leases.
“AFE” means authority for expenditure.
“Affiliates” with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Agreed Interest Rate” means simple interest calculated at the rate of four percent (4%) per annum.
“Agreement” means this Purchase and Sale Agreement.
“Aggregate Benefit Deductible” has the meaning set forth in Section 3.4(h).
“Aggregate Defect Deductible” has the meaning set forth in Section 3.4(j).
“Allocated Value” has the meaning set forth in Section 3.4(a).
“Assessment” has the meaning set forth in Section 4.1.
“Assets” has the meaning set forth in Section 1.2.
“Assignment” has the meaning set forth in Section 3.1(e).
“Assumed Sellers Obligations” has the meaning set forth in Section 11.3.
“Audited Special Financial Statements” has the meaning set forth in Section 7.11(c).
“Barnett Shale Formation” means the interval from the stratigraphic equivalent of the top of the Barnett Shale Formation to the stratigraphic equivalent of the base of the Barnett Shale Formation, as found in the Alliance D-1 Well (API #42-121-32247) located in the Greenberry Overton Survey, A-972, Denton County, Texas. The top and base of the Barnett Shale Formation were found at the measured depth of 7172 feet and 7566 feet, respectively, in the referenced well.
“Berry” has the meaning set forth in the preamble to this Agreement.

“Burtex” has the meaning set forth in the preamble to this Agreement.
“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
“C&Y” has the meaning set forth in the preamble to this Agreement.
“Cash Component” has the meaning set forth in Section 2.1(a).
“Chief Leases” means the Leases, as amended, set forth under the sub-heading “CHIEF LEASES” on Exhibit A.
“Chief LP” has the meaning set forth in the preamble to this Agreement.
“Chief Pipeline” has the meaning set forth in the preamble to this Agreement.
“Claim” or “Claims” has the meaning set forth in Section 11.4(a).
“Claim Notice” has the meaning set forth in Section 11.5(b).
“Closing” has the meaning set forth in Section 9.1(a).
“Closing Date” has the meaning set forth in Section 9.1(b).
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Code” has the meaning set forth in Section 7.8(b).
“COG” has the meaning set forth in the preamble to this Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 7.1.
“Contracts” has the meaning set forth in Section 1.2(e).
“Conveyance” has the meaning set forth in Section 3.1(b).
“Cure Period” has the meaning set forth in Section 3.4(c).
“Damages” has the meaning set forth in Section 12.1(a).
“Defensible Title” has the meaning set forth in Section 3.2(a).
“Deposit” has the meaning set forth in Section 2.3.
“DTPA” has the meaning set forth in Section 11.9.
“Effective Time” has the meaning set forth in Section 1.4(a).
“Environmental Claim Date” has the meaning set forth in Section 4.3.
“Environmental Defect” has the meaning set forth in Section 4.3.
“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Notice” has the meaning set forth in Section 4.3.
“Environmental Laws” means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.
“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Effective Time.
“Equipment” has the meaning set forth in Section 1.2(g).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” has the meaning set forth in Section 6.13.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Excluded Sellers Obligations” has the meaning set forth in Section 11.3.
“Expansion Agreement” means that certain Exploration and Participation Agreement dated January 1, 2005 by and among Chief Oil & Gas LLC, Chief Holdings LLC and Nortex, as amended.
“Form S-3” has the meaning set forth in Section 12.1(b).
“GAAP” means United States generally accepted accounting principals consistently applied.
“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
“Hazardous Materials” means wastes, pollutants, contaminants, hazardous materials, hazardous wastes and any other materials or substances subject to regulation relating to the protection of the environment, human health or worker safety.
“Hillwood” has the meaning set forth in the preamble to this Agreement.
“Hillwood Alliance” has the meaning set forth in the preamble to this Agreement.
“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
“Imbalance” or “Imbalances” means over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.
“Indemnified Party” has the meaning set forth in Section 11.5(a).
“Indemnifying Party” has the meaning set forth in Section 11.5(a).
“Indemnity Claim” has the meaning set forth in Section 11.5(b).
“Independent Expert” has the meaning set forth in Section 4.3.
“Individual Benefit Threshold” has the meaning set forth in Section 3.4(h).
“Individual Environmental Deductible” has the meaning set forth in Section 4.3.
“Individual Title Deductible” has the meaning set forth in Section 3.4(j).
“Invasive Activity” has the meaning set forth in Section 4.1.
“Lands” has the meaning set forth in Section 1.2(a).
“Laws” means all statutes, laws, rules, regulations, ordinances, orders and codes of Governmental Bodies.
“Leases” has the meaning set forth in Section 1.2(a).
“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.
“Material Adverse Effect” means any effect that, when taken together with all other effects, is reasonably expected to have a material and adverse effect on the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.
“Net Revenue Interest” has the meaning set forth in Section 3.2(a).
“NORM” means naturally occurring radioactive material.
“Nortex” means Nortex Minerals, L.P., a Texas limited partnership.
“Nortex Leases” means the Leases, as amended, set forth under the sub-heading “NORTEX LEASES” on Exhibit A.
“Option” means all of the options held by Hillwood, as assignee of Nortex, (i) pursuant to the Nortex Leases to participate as a working interest owner under the Nortex Leases, and (ii) pursuant to the Expansion Agreement to participate as a working interest owner under the Subsequent Leases, the Chief Leases and any leases acquired on Nortex Unleased Minerals (as defined in the Expansion Agreement).
“Permitted Encumbrances” has the meaning set forth in Section 3.3.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Pipelines” has the meaning set forth in Section 1.2(h).
“Preference Property” has the meaning set forth in Section 7.7(b).
“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Properties” has the meaning set forth in Section 1.2(d).
“Property Costs” has the meaning set forth in Section 1.4(b).
“Purchase Price” has the meaning set forth in Section 2.1.

x

“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Common Stock” means common stock of the Purchaser.
“Purchaser Indemnitees” shall mean Purchaser, Purchaser’s Affiliates and Purchaser’s contractors and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Purchaser SEC Reports” has the meaning set forth in Section 6.13.
“Records” has the meaning set forth in Section 1.2(j).
“Reference Lease” means the oil and gas lease, as amended, from Nortex Minerals, L.P. to Chief Holdings LLC dated May 22, 2003 recorded at Volume 17110, Page 0220, Real Estate Records of Tarrant County, Texas. References in this Agreement to specific provisions in the Reference Lease shall be deemed to also include reference to the corresponding provisions (whether or not numbered or worded the same), if any, in each of the other Nortex Leases and Subsequent Leases, as they may have been amended, and in any Option Lease.
“REGARDLESS OF FAULT” has the meaning set forth in Section 11.4(a).
“Registration Statement” has the meaning set forth in Section 12.2(a).
“Remediation” or “Remedial Action” means the removal, abatement, response, investigative, cleanup and/or monitoring activities undertaken to address any Adverse Environmental Conditions, or a release of Hazardous Materials, any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems.
“Retained Asset” has the meaning set forth in Section 7.7(d).
“Retained Employee Liabilities” shall mean, collectively, any liabilities of any Seller (i) to employees of any Seller arising under the Worker Adjustment Retraining Notification Act of 1988 as a result of actions taken by any Seller prior to the Closing, (ii) arising out of claims by employees of any Seller with respect to events that occur prior to the Closing and that relate to their employment with, or the termination of their employment from, any Seller, (iii) with respect to employees of any Seller arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, any Seller, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.
“Rollins” has the meaning set forth in the preamble to this Agreement.
“SEC” has the meaning set forth in Section 6.13.
“SEC Rule 144” has the meaning set forth in Section 12.1(c).
“Securities Act” has the meaning set forth in Section 5.27.
“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.
“Sellers’ Auditor” has the meaning set forth in Section 7.11(b).

“Seller Operated Assets” shall mean Assets operated by any Seller.
“Sellers Indemnitees” shall mean each Seller, each Seller’s Affiliates and Sellers’ contractors, and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Shares” has the meaning set forth in Section 5.26.
“Special Financial Statements” has the meaning set forth in Section 7.11(a).
“Star of Texas Assets” has the meaning set forth in Section 8.2(i).
“Stock Component” has the meaning set forth in Section 2.1(a).
“Subsequent Leases” means the Leases, as amended, set forth under the sub-heading “SUBSEQUENT LEASES” on Exhibit A.
“Surface Contracts” has the meaning set forth in Section 1.2(f).
“Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
“Tax Returns” has the meaning set forth in Section 5.8.
“Termination Date” has the meaning set forth in Section 10.1(b).
“Title Arbitrator” has the meaning set forth in Section 3.4(i).
“Title Benefit” has the meaning set forth in Section 3.2(b).
“Title Benefit Amount” has the meaning set forth in Section 3.4(e).
“Title Benefit Notice” has the meaning set forth in Section 3.4(b).
“Title Claim Date” has the meaning set forth in Section 3.4(a).
“Title Defect” has the meaning set forth in Section 3.2(b).
“Title Defect Amount” has the meaning set forth in Section 3.4(d)(i).
“Title Defect Notice” has the meaning set forth in Section 3.4(a).
“Title Defect Property” has the meaning set forth in Section 3.4(a).
“Trading Day” has the meaning set forth in Section 2.1(b).
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein if such consent, notice, filing or action is not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or is customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“Units” has the meaning set forth in Section 1.2(d).
“Volume Weighted Average Price” has the meaning set forth in Section 2.1(b).
“Wells” has the meaning set forth in Section 1.2(c).

PURCHASE AND SALE AGREEMENT
     This Agreement is executed on July 3, 2008, by and among Hillwood Oil & Gas, L.P., a Texas limited partnership (“Hillwood”), Burtex Minerals, L.P., a Texas limited partnership (“Burtex”), Chief Resources, LP, a Texas limited partnership (“Chief LP”), Chief Resources Alliance Pipeline LLC, a Texas limited liability company (“Chief Pipeline”), Chief Oil & Gas LLC, a Texas limited liability company (“COG”), Hillwood Alliance Operating Company, L.P., a Texas limited partnership (“Hillwood Alliance”), Berry Barnett, L.P., a Texas limited partnership (“Berry”), Collins and Young, L.L.C., a Texas limited liability company (“C&Y”), Mark Rollins (“Rollins”), and Quicksilver Resources Inc., a Delaware corporation (“Purchaser”). Hillwood, Hillwood Alliance, Burtex, Chief LP, Chief Pipeline, Berry, C&Y and Rollins are sometimes referred to herein collectively as “Sellers” and each, a “Seller.”
RECITALS
     A. Sellers own undivided interests in various oil and gas properties, either of record or beneficially, more fully described in the exhibits hereto.
     B. Hillwood owns the Option to acquire from Chief LP up to a fifty percent (50%) working interest in all wells to be drilled under certain of the Leases.
     C. Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the properties and rights of Sellers hereafter described, in the manner and upon the terms and conditions hereafter set forth.
     D. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions section hereof.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
PURCHASE AND SALE
     Section 1.1 Purchase and Sale.
     At the Closing, and upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Sellers Obligations attributable to the Assets.
     Section 1.2 Assets.
     As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Sellers’ right, title, interest and estate, real or personal, in and to the following (but excluding the Excluded Assets):

     (a) All of the oil and gas leases, subleases and other leaseholds, overriding royalty interests, net profits interests, carried interests, farmout rights, options and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth in the documents giving rise to such interests (provided, that none shall exclude the Barnett Shale Formation) (collectively, the “Leases”), together with each and every kind and character of right, title, claim and interest that Sellers have in and to the Leases, and the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);
     (b) The Option;
     (c) All oil, gas, water or injection wells located on the Leases and Lands, whether producing, shut-in or temporarily abandoned, including the wells shown on Exhibit A-1 attached hereto and future projected wells which have been allocated a value on Exhibit A-1 (the “Wells”);
     (d) All interests of Sellers in or to any currently existing pools or units that include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, the Lands and Wells, being hereinafter referred to as the “Properties”), and including all interests of Sellers in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease or the Lands, and all tenements, hereditaments and appurtenances belonging to the Wells, Leases and Units;
     (e) All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, only to the extent applicable to the Properties rather than Sellers’ other properties or Excluded Assets, including, but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(e) (hereinafter collectively referred to as “Contracts”), provided that “Contracts” shall not include the instruments constituting the Leases or the Surface Contracts;
     (f) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(f));
     (g) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or Units and used or held for use in connection with the operation of the Properties, including those identified on Exhibit A-2 (“Equipment”);
     (h) All flow lines, pipelines, gathering systems, meters and appurtenances thereto located on the Properties or Units and used, or held for use, in connection with the operation of the Properties, including those identified on Schedule 1.2(h) (“Pipelines”);
     (i) All Hydrocarbons produced from or attributable to the Leases, Units and Wells from and after the Effective Time, together with Imbalances associated with the Properties;
     (j) All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs, interpretive data, technical evaluations and technical outputs to the extent such logs, data, evaluations and outputs are not subject to any third-party confidentiality restriction; maps; engineering data and reports; and other books, records, data, files and accounting and financial records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Sellers’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); and
     (k) Any seismic data related to the Properties, subject to Section 1.3(b).
Section 1.3 Excluded Assets.
     Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):
     (a) all corporate, financial, income and franchise tax and legal records of each Seller that relate to such Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by such Seller pursuant to Section 1.2(j) and copies of any other Records retained by each Seller pursuant to Section 1.5;
     (b) all seismic data, including reprocessed data, to the extent that such data is not transferable;
     (c) all rights to any refund of Taxes or other costs or expenses borne by any Seller or Sellers’ predecessors in interest and title attributable to periods prior to the Effective Time;
     (d) Sellers’ area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Sellers’ businesses generally;
     (e) those items listed in Schedule 1.3(e);
     (f) all trade credits, account receivables, note receivables, take-or-pay amounts receivable and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;
     (g) fee mineral interests and royalties and all records relating thereto;
     (h) all right, title and interest of each Seller in and to vehicles used in connection with the Assets;
     (i) all rights, titles, claims and interests of each Seller or any Affiliate of such Seller (i) to or under any policy or agreement of insurance or any insurance proceeds, except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

     (j) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with any Seller or any Affiliate of a Seller or any business of any Seller or of any Affiliate of a Seller; and
     (k) a nonexclusive right for Sellers (but no other Person) to freely use logs, maps, engineering data and reports, reserve studies and evaluations, and other data and information being transferred as a part of the Assets.
Section 1.4 Effective Time; Proration of Costs and Revenues.
     (a) Subject to Section 1.5, possession of the Assets shall be transferred from Sellers to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., Central Daylight Time, on April 1, 2008 (the “Effective Time”), as described below.
     (b) Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto) and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Sellers shall be entitled to all Hydrocarbon production from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto) and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including, without limitation, costs of insurance and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and obligations to pay working interests, royalties, overriding royalties and other interests payable to third parties on account of production from the Assets and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, or, if none, the amounts shown under Schedule 1.4 shall be the overhead amounts deemed charged to the Assets, but excluding, without limitation, liabilities, losses, costs and expenses attributable to (i) Claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense by Sellers that are reflected on Schedule 5.25, all of which are addressed in Article 11. For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto) under this Section 1.4, (x) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (y) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data are not available. Sellers shall provide to Purchaser, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time.
Section 1.5 Delivery and Maintenance of Records.
     (a) Sellers, at Sellers’ sole cost and expense, shall deliver the Records to Purchaser within thirty (30) days following Closing. Each Seller may retain copies of any Records.
     (b) Purchaser, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide Sellers, their Affiliates and their respective officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying for legitimate business reasons at Sellers’ expense, and (iii) provide Sellers, their Affiliates and their respective officers, employees and representatives with reasonable access, during normal business hours, to materials received or produced after Closing relating to any Indemnity Claim made under Section 11.4 of this Agreement for review and copying at Sellers’ expense.
ARTICLE 2
PURCHASE PRICE
Section 2.1 Purchase Price.
     (a) The purchase price for the Assets (the “Purchase Price”) shall consist of (i) Six Hundred Ninety Three Million One Hundred Seventy Three Thousand Three Hundred Sixty Two Dollars ($693,173,362) in cash (the “Cash Component”) and (ii) a number of shares of Purchaser Common Stock having a value of Two Hundred Twelve Million Four Hundred Forty Four Thousand Dollars ($212,444,000) as determined in accordance with Section 2.1(b) (the “Stock Component”), in each case as adjusted as provided in Section 2.2.
     (b) The number of shares of Purchaser Common Stock to which the Sellers will be entitled pursuant to Section 2.1(a) shall be determined by dividing $212,444,000 by the Volume Weighted Average Price and rounding the result to the nearest whole share. The “Volume Weighted Average Price” means the volume weighted average, for each of the fifteen (15) consecutive Trading Days immediately prior to the third (3rd) Business Day prior to the Closing Date, of the per share volume-weighted average prices as displayed under the heading “Bloomberg VWAP” on Bloomberg page [“KWK<equity>AQR”]. The parties agree that the calculation of Volume Weighted Average Price shall be carried to five (5) decimal places. The

Sellers agree not to engage in any buying, selling, trading, or any other transactions related to Purchaser Common Stock or to any derivates, options, swaps, hedges, puts, calls, collars or similar instruments relating to the Purchaser Common Stock prior to the Closing. “Trading Day” means a day on which trading in securities generally occurs on the New York Stock Exchange or, if Purchaser Common Stock is not then listed on the New York Stock Exchange, on the principal other United States, national or regional securities exchange on which Purchaser Common Stock is then listed or, if Purchaser Common Stock is not then listed on a United States, national or regional securities exchange, in the principal other market on which Purchaser Common Stock is then traded.
Section 2.2 Adjustments to Purchase Price.
     The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards:
     (a) Reduced by the aggregate amount of the following proceeds received by Sellers between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens paid by Sellers to third parties on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to Sellers by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;
     (b) Reduced to the extent provided in (i) Section 7.7 with respect to Preference Rights and Retained Assets and (ii) Section 8.2(i) with respect to the Star of Texas Assets;
     (c) (i) Subject to the Individual Title Deductible and the Aggregate Defect Deductible, reduced by the Title Defect Amount with respect to a Title Defect if the Title Defect Amount has been determined prior to Closing, (ii) subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing and (iii) subject to the Individual Environmental Deductible and the Aggregate Defect Deductible, reduced by the Environmental Defect Amount with respect to an Environmental Defect if the Environmental Defect Amount has been determined prior to Closing;
     (d) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets that are paid by Sellers and incurred at or after the Effective Time (including any overhead costs under Schedule 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);
     (e) Increased or reduced as agreed upon in writing by Sellers and Purchaser;
     (f) Reduced by the amount of funds held in suspense by Sellers, as reflected on Schedule 5.25 as such Schedule shall have been updated three (3) Business Days prior to Closing to reflect additions to or payments from said suspense funds; and

     (g) Increased by the amount of actual transaction costs, in an amount not to exceed $1,039,347, incurred by Sellers in effecting the contemplated transactions in Purchaser Common Stock.
     Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and, as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and/or credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets that are incurred during the Adjustment Period, and, as such, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.
     Notwithstanding anything to the contrary in this Section 2.2, any and all such adjustments to the Purchase Price shall be made to the Stock Component of the Purchase Price; provided that if the Stock Component of the Purchase Price is reduced to zero, then any additional reductions shall be made to the Cash Component of the Purchase Price.
Section 2.3 Deposit.
     Upon the execution of this Agreement, Purchaser has paid to Sellers an earnest money deposit in an amount equal to five percent (5%) of the Purchase Price (the “Deposit”). The Deposit shall be in cash not Purchaser Common Stock. The Deposit shall be non-interest bearing and applied against the Cash Component of the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.
ARTICLE 3
TITLE MATTERS
Section 3.1 Sellers’ Title.
     (a) Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser’s right to adjust the Purchase Price by operation of this Article 3, Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to Sellers’ title to any of the Assets, and Purchaser hereby acknowledges and agrees that Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be Purchaser’s right to adjust the Purchase Price to the extent provided in this Article 3 and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b).
     (b) The conveyance to be delivered by Sellers to Purchaser shall be substantially in the form of Exhibit B hereto (the “Conveyance”) and contain a special warranty of Defensible Title by, through and under Sellers but not otherwise to the Properties shown on Exhibit A-1, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise.
     (c) Purchaser shall not be entitled to protection under Sellers’ special warranty of title in the Conveyance against any Title Defect reported under this Article 3 and/or any Title

Defect disclosed in writing to Purchaser by Sellers or demonstrated by Sellers to have been actually known by Purchaser prior to the Title Claim Date.
     (d) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Sellers set forth in Article 5, then Purchaser shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, as a breach of Sellers’ special warranty of title contained in the Conveyance to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation of warranty.
     (e) The assignment of the Option to be delivered by Hillwood to Purchaser shall be in substantially the form of Exhibit B-1 hereto (the “Assignment”) and shall contain representations and warranties that Purchaser shall acquire full and complete ownership of the Option to the complete exclusion of any other Person.
Section 3.2 Definition of Defensible Title.
     (a) As used in this Agreement, the term “Defensible Title” means that record title of Sellers with respect to the Properties shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:
     (i) Entitles Sellers to receive a share of the Hydrocarbons produced, saved and marketed from any Property shown in Exhibit A-1 throughout the duration of the productive life of such Property (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Property, except decreases in connection with those operations in which Sellers may, with the written consent of Purchaser, be a non-consenting co-owner after the date of this Agreement, decreases resulting from the establishment or amendment, with the written consent of Purchaser, of pools or units after the date of this Agreement, and except as stated in such Exhibit A-1;
     (ii) Obligates Sellers to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Property shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Property without increase throughout the productive life of such Property, except as stated in Exhibit A-1 and except increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Sellers’ Net Revenue Interest; and
     (iii) Is free and clear of liens, encumbrances, obligations, security interests or pledges.
     (b) As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect or other matter (including, without limitation a discrepancy in Net Revenue Interest or working interest) that causes Sellers not to have Defensible Title in and to the Properties shown in Exhibit A-1 as of the Effective Time and the Closing Date. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Sellers in any Property shown on Exhibit A-1 without causing a greater than proportionate increase in Sellers’ working interest above that shown in Exhibit A-1 as of the Effective Time and the Closing Date. Notwithstanding the foregoing, the following shall not be considered Title Defects:
     (i) defects based solely on (1) lack of information in the Sellers’ files, or (2) references to a document(s) if such document(s) is not in Sellers’ files;
     (ii) defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Property;
     (iii) defects based on a gap in Sellers’ chain of title in the county records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;
     (iv) defects that have been cured by applicable Laws of limitations or prescription; and
     (v) the Option.
Section 3.3 Definition of Permitted Encumbrances.
     As used herein, the term “Permitted Encumbrances” means any or all of the following:
     (a) Royalties and any overriding royalties, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or increase Sellers’ working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;
     (b) All Leases to the extent that the net cumulative effect of such instruments does not reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or increase Sellers’ working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest, and other than any term or provision in any of the Leases that would have the effect of excluding from the Properties the Barnett Shale Formation;
     (c) Preference Rights applicable to the Assets applicable to this or any future transaction;
     (d) Third-party consent requirements and similar restrictions applicable to this or any future transaction;
     (e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
     (f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions;
     (g) All rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained prior to the sale or conveyance to the extent applicable to this or any future transaction;
     (h) Excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
     (i) Surface Contracts and Contracts listed on Schedule 1.2(e) to the extent that they do not individually reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or increase Sellers’ working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest and do not unreasonably interfere with the operation of the Assets affected thereby, and other than any term or provision in any of the foregoing that would have the effect of excluding from the Properties the Barnett Shale Formation;
     (j) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;
     (k) Any encumbrance which is discharged by Sellers at or prior to Closing;
     (l) Any matters shown on Exhibit A-1; and
     (m) Liens granted under applicable joint operating agreements.
Section 3.4 Notice of Title Defect Adjustments.
     (a) To assert a claim of a Title Defect, Purchaser must deliver claim notices to Sellers (each, a “Title Defect Notice”) on or before five (5) Business Days prior to the Closing Date (the “Title Claim Date”). Purchaser will endeavor in good faith to provide Title Defect Notices in advance of the Title Claim Date if such are available. Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Properties affected by the Title Defect (each, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Sellers (as well as any title attorney, environmental attorney or examiner hired by Sellers) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be deemed to have waived its right to assert Title Defects to the extent that Purchaser does not provide notice to Sellers of such Title Defects on or before the Title Claim Date; provided, however, such waiver shall have no effect or limitation on the special warranty of title referenced in Section 3.1(b). For purposes of this Agreement, the term “Allocated Value” shall mean the portion of the Purchase Price that has been allocated to a Unit, Well, pipeline or Asset in Exhibit A-1.
     (b) Sellers shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Properties affected, (iii) the Allocated Value of the Properties subject to such Title Benefit and (iv) the amount by which the Sellers reasonably believe the Allocated Value of those Properties is increased by the Title Benefit, and the computations and information upon which Sellers’ belief is based. Sellers shall be deemed to have waived all Title Benefits for which it fails to provide to Purchaser a Title Benefit Notice on or before the Title Claim Date.

     (c) Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which Sellers have been advised by Purchaser.
     (d) In the event that any Title Defect is not waived by Purchaser or cured on or before Closing:
     (i) Sellers shall, subject to the Individual Title Deductible and the Aggregate Defect Deductible, reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(g) or 3.4(i) by Purchaser and Sellers as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination; or
     (ii) if applicable, terminate this Agreement.
     (e) Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Property affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Title Benefits, as determined pursuant to Section 3.4(h).
     (f) Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4.
     (g) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
     (i) if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
     (ii) if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
     (iii) if the Title Defect represents a discrepancy between (1) the Net Revenue Interest for any Title Defect Property and (2) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;
     (iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Sellers and such other factors as are necessary to make a proper evaluation; and
     (v) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effect of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
     (h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1. Notwithstanding anything to the contrary, (i) in no event shall there be any increase in the Purchase Price for any Individual Title Benefit if the Title Benefit Amount attributable thereto does not exceed $50,000 (“Individual Benefit Threshold”); and (ii) in no event shall there be any increase in the Purchase Price for any Title Benefits that exceed the Individual Benefit Threshold unless and to the extent that the sum of all Title Benefit Amounts attributable thereto exceed an amount equal to one percent (1%) of the Purchase Price (“Aggregate Benefit Deductible”).
     (i) Sellers and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If Sellers and Purchaser are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Sellers within fifteen (15) Business Days after the end of the Cure Period, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Tarrant County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator, including, without limitation, petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third-party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Purchaser shall pay to Sellers the amount, if any, so awarded by the Title Arbitrator to Sellers, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Sellers and (ii) Sellers shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser, plus interest payable on such amount at the Agreed Interest Rate from

(but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.
     (j) Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for individual Title Defects that do not exceed $50,000 (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for Title Defects unless the sum of (a) the Title Defect Amounts attributable to all such Title Defects which exceed the Individual Title Deductible, in the aggregate, excluding any Title Defects cured by Sellers, and (b) the Environmental Defect Amounts attributable to all Environmental Defects, in the aggregate, excluding any Environmental Defects cured by Sellers, exceeds a deductible in an amount equal to two percent (2%) of the Purchase Price (“Aggregate Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible.
Section 3.5 Casualty or Condemnation Loss.
     (a) Purchaser shall assume all risk of loss with respect to, and any change in the condition of the Assets from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear.
     (b) Subject to the provisions of Sections 8.1(f) and 8.2(f) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed or damaged by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking exceeds one percent (1%) of the Purchase Price, Purchaser shall nevertheless be required to close and Sellers shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least their condition prior to such casualty, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to indemnify Purchaser through a document reasonably acceptable to Sellers and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or taking. In each case, Sellers shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.
     (c) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed or damaged by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking is one percent (1%) or less of the Purchase Price, Purchaser shall nevertheless be required to close and Sellers shall, at Closing, pay to Purchaser all sums paid to Sellers by third parties by reason of such casualty or taking and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Sellers’ right, title and interest (if any) in insurance claims, unpaid awards and other rights against third parties (other than Affiliates of any Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.

Section 3.6 Limitations on Applicability.
     The right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Sellers’ rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and shall arise under, the Conveyance transferring the Assets from Sellers to Purchaser.
Section 3.7 Government Approvals Respecting Assets
     (a) Federal and State Approvals. Purchaser, within thirty (30) days after Closing, shall file for any requisite approval with the applicable government agencies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Purchaser further agrees promptly after Closing to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction and to use its reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Sellers’ assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets. Purchaser shall provide Sellers with the resignation and designation of operator instruments and approved copies of the assignment documents and other state and federal transfer documents as soon as they are available.
     (b) Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:
     (i) Sellers shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;
     (ii) Purchaser shall be responsible for all assumed obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser were the record owner of such Leases and other portion of the Assets as of the Effective Time; and
     (iii) Sellers shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Sellers shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those that are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing.
     (c) Denial of Required Governmental Approvals. If the federal or state agency fails to grant approval within twenty-four (24) months after the Closing, Sellers may continue to hold record title to the affected Leases and other affected Assets as Purchaser’s nominee or, at Sellers’ sole option, Sellers may terminate this Agreement and all their obligations hereunder as to the affected Leases and other affected portion of the Assets by giving sixty (60) days written notice to Purchaser. Upon such termination: (i) this Agreement shall be null and void and terminated only as to the affected Leases and other affected portion of the Assets, (ii) Purchaser shall immediately reassign and return to Sellers the assignment documents and any and all other documents, materials and data previously delivered to Purchaser with respect to the affected Leases and other affected portion of the Assets, and (iii) Sellers shall pay to Purchaser the Allocated Value of the affected Property, without interest, less the proceeds of Hydrocarbon production received by Purchaser (which shall be retained by Purchaser as its sole property) net of all expenses, overhead, royalties and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens or encumbrances created by Purchaser that must be released prior to this payment) attributable to the affected Leases or other affected portion of the Assets from the Effective Time forward. In no event, however, shall Sellers ever be required to reimburse Purchaser for any expenditures associated with workovers, recompletions, sidetracks, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Sellers.
ARTICLE 4
ENVIRONMENTAL MATTERS
Section 4.1 Assessment.
     From the date of the execution of this Agreement until the Closing Date, Sellers shall afford to Purchaser and its officers, employees, agents and authorized representatives reasonable access to the Assets, including the Records in accordance with Section 7.1. During such period, Sellers shall also make available to Purchaser, upon reasonable notice and during regular business hours, such personnel of Sellers knowledgeable with respect to the Assets in order that Purchaser may make such diligent investigation as Purchaser considers desirable. Upon notice to Sellers, Purchaser shall, subject to the provisions of Section 11.4(b)(vi), have the right to conduct an environmental assessment of all or any portion of the Properties (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Sellers, but only to the extent that Sellers may grant such right without violating any obligations to any third party. The Assessment shall be conducted at the sole cost and expense of Purchaser and shall be subject to the indemnity provisions of Section 4.4 and Section 11.4(b)(vi). Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Properties (“Invasive Activity”), Purchaser shall furnish for Sellers’ review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal operation of the Properties, Sellers may request an appropriate modification of the proposed Invasive Activity. Sellers shall have the right to be present during any Assessment of the Properties and shall have the right, at their option and expense, to split samples with Purchaser. After completing any Assessment of the Properties, Purchaser shall, at its sole cost and expense, restore the Properties to their condition prior to the commencement of such Assessment, unless Sellers request otherwise, and shall promptly dispose of all drill cuttings, corings or other investigative-derived wastes generated in the course of the Assessment. Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Assessment or other due diligence activity as strictly confidential in perpetuity, unless disclosure of any facts discovered through such Assessment is required under any Environmental Laws. Purchaser shall provide Sellers with a copy of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Assessment or Invasive Activity conducted on the Properties. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of Purchaser, Purchaser agrees that Sellers shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies.

Section 4.2 NORM, Wastes and Other Substances.
     Purchaser acknowledges that the Assets have been used for exploration, development and production of Hydrocarbons and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances or NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms. The wells, materials and equipment (including, without limitation, the Wells and Equipment) located on the Properties or included in the Assets may contain NORM and other wastes or hazardous substances. NORM-containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including, without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, hazardous substances and NORM from the Assets.
Section 4.3 Environmental Defects.
     If, as a result of its investigation pursuant to Section 4.1, Purchaser reasonably believes that with respect to the Assets, there exists a violation of an Environmental Law or there exists a condition that requires any of the Assets to be remediated under any Environmental Law (in each case, an “Environmental Defect”), then on or before five (5) Business Days prior to the Closing Date (the “Environmental Claim Date”), Purchaser may notify Sellers in writing of such Environmental Defect (an “Environmental Defect Notice”). To be effective, each such notice shall set forth (a) a description of the matter constituting the asserted Environmental Defect, (b) the Assets affected by the Environmental Defect, (c) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”) and (d) supporting documents reasonably necessary for Sellers to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Sellers shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Sellers disagree with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount applicable thereto, Purchaser and Sellers will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved within ten (10) days of the first meeting between Purchaser and Sellers, either party may submit the dispute to an environmental consultant approved in writing by Sellers and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous five years (the “Independent Expert”). The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Sellers with exhibits, including interrogatories, supplemented with appearances by Purchaser and Sellers, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within twenty (20) Business Days of receiving such offers. The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each party shall bear one-half of the costs and expenses of the Independent Expert. The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (x) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect or series of related uncured Environmental Defects for which the Environmental Defect Amount therefor does not exceed $100,000 (“Individual Environmental Deductible”); and (y) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amounts attributable to all such Environmental Defects, taken together with the aggregate Title Defect Amounts attributable to all uncured Title Defects, exceeds the Aggregate Defect Deductible, after which point Purchaser shall be entitled to an adjustment to the Purchase Price or other remedies only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible. To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Sellers of his award with respect to an Environmental Defect Amount, Sellers shall pay to Purchaser the amount, if any, so awarded by the Independent Examiner, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.
Section 4.4 Inspection Indemnity.
     PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLERS INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS RESULTING DIRECTLY FROM ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE NEGLIGENCE (OTHER THAN THE GROSS NEGLIGENCE) OR STRICT LIABILITY OF ANY SELLER.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
Section 5.1 Generally.
     (a) Any representation or warranty qualified “to the knowledge of Sellers” or “to Sellers’ knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of Mark Rollins, Mike Berry, Bill Burton, George Young, Jr., any Vice President of Chief LP or Chief Pipeline, any other officer of any Seller, and any employee at a managerial or higher level of any Seller. “Actual knowledge” for purposes of this Agreement means information actually personally known by such persons.
     (b) Inclusion of a matter on a Schedule to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
     (c) Subject to the foregoing provisions of this Section 5.1 and Section 13.20, the disclaimers and waivers contained in Sections 11.8 and 11.9 and the other terms and conditions of this Agreement, Sellers represent and warrant to Purchaser the matters set out in Sections 5.2 through 5.31.

Section 5.2 Existence and Qualification.
     Each Seller other than a natural person is duly organized, validly existing and in good standing under the laws of the State of Texas.
Section 5.3 Power.
     Each Seller other than a natural person has the partnership or limited liability company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 5.4 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on the part of each of the Sellers. This Agreement has been, and all documents required hereunder to be executed and delivered by each Seller at Closing will be, duly executed and delivered by each Seller, and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of each Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.5 No Conflicts.
     Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.13, the execution, delivery and performance of this Agreement by each Seller, and the transactions contemplated herein will not (a) violate any provision of the certificate of formation or limited partnership, partnership agreement, limited liability company agreement or other constituent documents of any Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which any Seller is a party or which affect the Assets, (c) violate any judgment, order, ruling, or decree applicable to any Seller as a party in interest, (d) violate any Laws applicable to any Seller or any of the Assets, except for (i) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or are customarily obtained subsequent to the sale or conveyance thereof and (ii) any matters described in clauses (b), (c) or (d) above which would not have a Material Adverse Effect.
Section 5.6 Liability for Brokers’ Fees.
     Purchaser shall not directly or indirectly have any responsibility, liability or expense as a result of undertakings or agreements of any Seller for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation.
     Except as set forth in: (a) Schedule 5.7(a), no proceeding, action, suit for which Sellers have received service of process, or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) is pending or, to Sellers’ knowledge, threatened, which affects the Assets; and (b) to Sellers’ knowledge, no investigations are currently pending and no suits have been filed which affect the Assets. No notice in writing from any Governmental Body or other Person that could have a Material Adverse Effect has been received by Seller claiming any violation of or noncompliance with any Law with respect to the Assets (including any such Law concerning the conservation of natural resources).
Section 5.8 Taxes and Assessments.
     With respect to all Taxes related to the Assets, (a) all reports, returns, statements (including estimated reports, returns or statements) and other similar filings (the “Tax Returns”) relating to the Assets required to be filed by Sellers with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, (b) such Tax Returns are true and correct in all material respects, and (c) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.
     With respect to all Taxes related to the Assets, except as set forth on Schedule 5.8, (x) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (y) there are no administrative proceedings or lawsuits pending against the Assets or any Seller by any taxing authority; and (z) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.
Section 5.9 Compliance with Laws.
     Except as disclosed on Schedule 5.9, the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance or use of any thereof, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, Sellers make no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law.
Section 5.10 Contracts.
     To the knowledge of Sellers, Sellers have paid their share of all costs payable by them under the Contracts, except those being contested in good faith. Sellers are in compliance with all Contracts, except such non-compliance as would not have a Material Adverse Effect.
Section 5.11 Payments for Hydrocarbon Production.
     To the knowledge of Sellers, (a) all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments and other payments due and/or payable by Sellers to overriding royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto have been paid, and (b) no Seller is obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission or any other contract or agreement with respect to any of the Assets to gather, deliver, process or transport any gas without then or thereafter receiving full payment therefor.
Section 5.12 Governmental Authorizations.
     To Sellers’ knowledge, Sellers have obtained and are maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets as currently owned and operated, the loss of which would have a Material Adverse Effect. Except as disclosed in Schedule 5.7(a) and except as would not have a Material Adverse Effect, (a) Sellers have operated the Seller Operated Assets in accordance with the conditions and provisions of such Governmental Authorizations, and (b) no written notices of violation have been received by any Seller, and no proceedings are pending or, to Sellers’ knowledge, threatened in writing, that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Sellers.
Section 5.13 Preference Rights and Transfer Requirements.
     To Sellers’ knowledge, none of the Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement that may be applicable to the transactions contemplated by this Agreement, except for (a) Preference Rights and Transfer Requirements as are set forth on Schedule 5.13 and (b) the Option.
Section 5.14 Payout Balances.
     To Sellers’ knowledge, none of the Wells and Units listed on Exhibit A-1 are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
Section 5.15 Outstanding Capital Commitments.
     As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures that are binding on the Assets and that Sellers reasonably anticipate will individually require expenditures by the owner of the Assets after the Closing Date in excess of $150,000 other than those shown on Schedule 5.15.

Section 5.16 Imbalances.
     There are no Imbalances as of April 1, 2008 arising with respect to the Assets, and as of April 1, 2008, (a) no Person is entitled to receive any portion of the Sellers’ Hydrocarbons produced from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement or other agreements, whether similar or dissimilar, (b) Sellers are not obligated to deliver any quantities of gas or to pay any penalties or other amounts in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets and (c) Sellers are not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.
Section 5.17 Condemnation.
     There is no actual or, to Sellers’ knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.
Section 5.18 Bankruptcy.
     There are no bankruptcy, reorganization or similar arrangement proceedings pending, being contemplated by or, to Sellers’ knowledge, threatened against any Seller or any Affiliate of any Seller.
Section 5.19 PUHCA/NGA.
     No Seller is a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” an “affiliate” of a “subsidiary” of a “holding company” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. No Seller is an interstate pipeline company within the meaning of the Natural Gas Act of 1938.
Section 5.20 Investment Company.
     No Seller is an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.
Section 5.21 No Tax Partnership.
     The Assets are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code that will be binding upon the Purchaser or the Assets after the Closing.
Section 5.22 Hedging.
     None of the Assets is subject to or is bound by any futures, hedge, swap, collar, put, call, option or other commodities contract or agreement that will be binding upon the Purchaser or the Assets after the Closing.

Section 5.23 Insurance.
     Schedule 5.23 contains a true and complete list of all policies of insurance that are maintained by Sellers and that cover or relate to any of the Assets for any period from and after the Effective Time.
Section 5.24 Environmental.
     To the knowledge of Sellers, except as set forth in Schedule 5.24 and as would not have a Material Adverse Effect: (a) neither Sellers nor any prior owner or operator of the Assets has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at or on any of the Assets except in compliance with all applicable Environmental Laws; (b) Sellers have conducted its operations on the Assets in compliance with all limitations, restrictions, standards and obligations established under Environmental Laws; (c) Sellers have obtained all permits, licenses, authorizations, registrations, consents and approvals granted by any Governmental Body or otherwise required under Environmental Laws that are necessary for Sellers’ operations on the Assets and have operated and are operating in compliance with such permits, licenses, authorizations, registrations, consents and approvals; (d) there are no Environmental Liabilities pending or threatened by or before any court or any other Governmental Body directed against any of Sellers relating to Sellers’ operations on the Assets that pertain or relate to (i) any Remedial Action under any applicable Environmental Law, (ii) non-compliances or alleged non-compliances by Sellers of any Environmental Law, or (iii) personal injury or property damage claims relating to a release of Hazardous Materials; and (e) there are no Adverse Environmental Conditions. Sellers have provided Purchaser with copies of reports in Sellers’ possession reflecting any Adverse Environmental Conditions of any Asset, any prior Phase I or II Environmental Site Assessments relating to the Assets and any violations of Environmental Law known to Sellers that have not been remedied.
Section 5.25 Suspense Funds.
     Schedule 5.25 contains a listing showing all proceeds from production attributable to the Assets that are held in suspense by Sellers as of the date of this Agreement and sets forth the reason that such proceeds are being held in suspense.
Section 5.26 Purchase Entirely for Own Account.
     Each Seller represents that the shares of Purchaser Common Stock included in the Stock Component (the “Shares”) to be acquired by such Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof except in compliance with applicable securities Laws.
Section 5.27 Restricted Securities.
     Each Seller understands that the Shares have not been, and, subject to Article 12 hereof, will not be at Closing, registered under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sellers’ representations as expressed herein. The Sellers understand that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and, accordingly, may not be offered or sold by the Sellers except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

Section 5.28 Legends.
     Each Seller understands that until the shares are registered for resale pursuant to Article 12, the Shares may bear one or all of the following legends:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
     Any legend required by the securities Laws of any state to the extent such Laws are applicable to the shares of Purchaser Common Stock represented by the certificate so legended.
Section 5.29 Accredited Investor.
     Each Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
Section 5.30 Disclosure of Information.
     Each of the Sellers has had an opportunity to discuss the Purchaser’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Purchaser’s management and has had an opportunity to review the Purchaser’s publicly available information on file with the SEC and otherwise satisfy itself that it has all of the information necessary to make an informed investment decision regarding an investment in the Purchaser and the Shares.
Section 5.31 Residence.
     If the Seller is an individual, then the Seller resides in the state or province identified in the address of the Seller set forth in Section 13.2 hereof; if the Seller is a partnership, corporation, limited liability company or other entity, then the office or offices of the Seller’s principal place of business is identified in the address or addresses of the Seller set forth in Section 13.2 hereof.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Sellers the following:
Section 6.1 Existence and Qualification.
     Purchaser is duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on

Purchaser or its properties. Purchaser is, or will be at the Closing, duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.
Section 6.2 Power.
     Purchaser has the corporate power to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement.
Section 6.3 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and all documents required hereunder to be executed and delivered by Purchaser at Closing will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.4 No Conflicts.
     The execution, delivery and performance of this Agreement by Purchaser and the transactions contemplated herein will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational or constituent documents of Purchaser, (b) except as set forth on Schedule 6.4(b), result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling or regulation applicable to Purchaser as a party in interest, (d) violate any Law applicable to Purchaser or any of its assets, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (b), (c), (d) or (e) above that would not have a material adverse effect on Purchaser or the transactions contemplated hereby.
Section 6.5 Liability for Brokers’ Fees.
     No Seller shall directly or indirectly have any responsibility, liability or expense as a result of undertakings or agreements of Purchaser for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 6.6 Litigation.
     There are no actions, suits or proceedings pending or, to the actual knowledge of Purchaser’s officers, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser that are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7 Financing.
     At Closing, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Cash Component of the Closing Payment to Sellers at the Closing.
Section 6.8 [RESERVED]
Section 6.9 Limitation.
     Except for the representations and warranties expressly made by Sellers in Article 5 of this Agreement, in the Conveyance, in the Assignment, or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (b) Purchaser has not relied upon any oral or written information provided by any Seller. Purchaser further represents and acknowledges (x) that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers and (y) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and provisions of this Agreement.
Section 6.10 SEC Disclosure.
     Purchaser is acquiring the Assets for its own account for use in its trade or business and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act, and applicable state securities Laws.
Section 6.11 Bankruptcy.
     There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the actual knowledge of Purchaser, threatened against Purchaser.
Section 6.12 Qualification.
     Purchaser is now, and hereafter shall continue to be, qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by the applicable state and federal Governmental Bodies, Purchaser currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of the Assets.
Section 6.13 SEC Reports; Financial Statements.
     Purchaser has filed and made available to Seller all forms, reports and other documents required to be filed by Purchaser with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2007. All such required forms, reports and other documents (including those that Purchaser may file after the date hereof and prior to the Closing Date) are referred to herein as the

“Purchaser SEC Reports.” The Purchaser SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) did not, or will not at the time they were or are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the last date on which a Purchaser SEC Report was filed, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of Purchaser or in the ability of Purchaser to perform its obligations under this Agreement or that could materially impair or prohibit the consummation of the transactions contemplated by this Agreement.
     Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Purchaser SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Purchaser and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Purchaser and its subsidiaries, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments that were not or are not expected to be material.
Section 6.14 Purchaser Common Stock.
     As of June 27, 2008, Purchaser had (i) 400,000,000 authorized shares of Purchaser Common Stock, of which 160,946,924 (together with an equivalent number of associated share purchase rights) were issued or outstanding, (ii) issued and outstanding stock options and restricted stock units to acquire 1,439,313 shares of Purchaser Common Stock under all stock option plans and agreements, (iii) issued and outstanding debentures convertible into 9,816,256 shares of Purchaser Common Stock, and (iv) no warrants to purchase any Purchaser Common Stock are outstanding under any agreement. The issuance of the Purchaser Common Stock pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Purchaser Common Stock will have been validly issued, fully paid, non-assessable, and issued without application of preemptive rights, have the rights, preferences, and privileges specified in Purchaser’s Certificate of Incorporation, and will be free and clear of all liens and restrictions, other than any liens or restrictions granted or incurred by the Sellers and the restrictions imposed by this Agreement and the Securities Act and state securities and blue sky laws. Except as stated in the first sentence of this Section 6.14, as of June 27, 2008, there were outstanding: (i) no securities of Purchaser convertible into or exchangeable for shares of Purchaser Common Stock, and (ii) no options, warrants, calls, rights (including preemptive rights), commitments, or agreements to which Purchaser is a party or by which it is bound, in any case obligating Purchaser to issue, deliver, sell, purchase, redeem, or acquire, or cause to be issued, delivered, sold, purchased, redeemed, or acquired, any shares of Purchaser Common Stock or obligating Purchaser to grant, extend or enter into any such option, warrant, call, right, commitment, or agreement.

ARTICLE 7
COVENANTS OF THE PARTIES
Section 7.1 Access.
     Between the date of execution of this Agreement and the Closing Date, Sellers will give Purchaser and its representatives access to the Assets and access to the Records in Sellers’ possession for the purpose of conducting an investigation of the Assets, but only to the extent that Sellers may do so without violating any obligations to any third party and to the extent that Sellers have authority to grant such access without breaching any restriction binding on any Seller. Such access by Purchaser shall be limited to Sellers’ normal business hours and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Sellers, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 11.4(b)(vi) and the terms of that certain confidentiality agreement between Chief Oil & Gas LLC and Purchaser dated May 15, 2008 (the “Confidentiality Agreement”).
Section 7.2 Government Reviews.
     Sellers and Purchaser shall in a timely manner (a) make all required filings, if any, with, and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, including, without limitation, any such filings, applications or negotiations under the HSR Act, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations and (c) request early termination or waiver of any applicable waiting period under the HSR Act. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.
Section 7.3 Notification of Breaches.
     Until the Closing,
     (a) Purchaser shall notify Sellers promptly after Purchaser obtains actual knowledge that any representation or warranty of Sellers contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Sellers prior to or on the Closing Date has not been so performed or observed in any material respect.
     (b) Sellers shall notify Purchaser promptly after Sellers obtain actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.
     (c) If any of Purchaser’s or Sellers’ representations or warranties are untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in

Section 10.1(b)), then such breach shall be considered not to have occurred for all purposes of this Agreement.
Section 7.4 Letters-in-Lieu; Assignments; Operatorship.
     (a) Sellers will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets on forms prepared by Sellers and reasonably satisfactory to Purchaser to reflect the transactions contemplated hereby.
     (b) Sellers will prepare, and Sellers and Purchaser will execute on the Closing Date, all assignments necessary to convey to Purchaser all Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Sellers.
     (c) Sellers make no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be decided in accordance with the terms of such agreements. However, Sellers will assist Purchaser in its efforts to succeed Sellers as operator of any Wells included in the Assets. Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller Operated Assets, Sellers shall execute and deliver to Purchaser, and Purchaser shall promptly file, the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Purchaser.
Section 7.5 Public Announcements.
     Neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other (which consent shall not be unreasonably withheld of delayed); provided, however, the foregoing shall not restrict disclosures by Purchaser or Sellers that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; and provided, further, that Purchaser may disclose the existence and contents of this Agreement and the transactions contemplated hereby to the Standard & Poor’s and Moody’s rating agencies (provided that such agencies are obligated to keep such information confidential).
Section 7.6 Operation of Business.
     Except as set forth on Schedule 7.6, until the Closing, Sellers (a) will operate their business in the ordinary course, (b) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, (i) commit to any operation, or series of related operations, reasonably anticipated by Sellers to require future capital expenditures by the owner of the Assets in excess of $50,000, proportionate to Sellers’ working interest, (ii) make any capital expenditures in excess of $50,000, proportionate to Sellers’ working interest, (iii) agree not to participate in any operation or (iv) terminate, materially amend, execute or extend any material agreements affecting the Assets; (c) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (d) will use commercially reasonable efforts to maintain in full force and effect all Leases, (e) will maintain all governmental permits and approvals affecting the Assets, (f) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets except for sales and dispositions of Hydrocarbon production and Equipment made in the ordinary course of business consistent with past practices and (g) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ written notice) of Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary in writing during that period. In the event of an emergency, Sellers may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.
     Purchaser acknowledges that Sellers may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with any Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as such Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.
Section 7.7 Preference Rights and Transfer Requirements.
     (a) Purchaser’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date and, except with respect to the Option which Purchaser is acquiring hereunder, Sellers shall initiate all procedures that in Sellers’ good faith judgment are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements with respect to the transactions contemplated by this Agreement. Sellers shall use commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights. Sellers shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.
     (b) The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) or that becomes a Retained Asset shall be the portion of the Purchase Price allocated thereto in Exhibit A-1. If a Preference Property or a Retained Asset affects only a portion of a Property and a portion of the Purchase Price has not been allocated specifically to such portion of a Property in Exhibit A-1, then the portion of the Purchase Price to be allocated to such Preference Property or Retained Asset shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Property affected by such Preference Property or Retained Asset bears to the net acreage (or net acre feet, as appropriate) in the entire Property. Any Preference Property or Retained Asset that is a Property shall include a pro rata share of all of Sellers’ rights, title and interest in, to and under all Contracts, Surface Contracts, Equipment, Hydrocarbon production and Records included in the Assets that are directly related or attributable to such Preference Property or Retained Asset.
     (c) If the holder of a Preference Right who has been offered a Preference Property pursuant to Section 7.7(a) elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Sellers and Purchaser receive written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property pursuant to Section 7.7(b).
     (d) If
     (i) a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;
     (ii) an Asset is subject to a Transfer Requirement, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or
     (iii) the holder of a Preference Right who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.7(a) does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, then, unless otherwise mutually agreed by Sellers and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing, and the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price that is allocated to such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset) within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Sellers obtain, comply with, obtain a waiver of or notice of election not to exercise or otherwise satisfy all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section. At the delayed Closing, Purchaser shall pay Sellers a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Assets, then such Retained Asset shall be eliminated from the Assets and this Agreement, unless Sellers and Purchaser mutually agree to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Sellers Indemnitees for all Claims) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset.
     (e) Purchaser acknowledges that it is purchasing the Option under the terms of this Agreement and thereby acquiring all rights of Hillwood to participate as a working interest owner under certain of the Leases. Accordingly, it is expressly understood and agreed that the Option shall not be considered a Preference Right and shall not reduce the Purchase Price hereunder.
     (f) Purchaser acknowledges that Sellers desire to sell all of the Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Sellers do not desire to sell any Preference Property unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Sellers’ obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets that is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(d)).
Section 7.8 Tax Matters.
     (a) Subject to the provisions of Section 13.3, Sellers shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to the Effective Time, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time after the Effective Time. Regardless of which party is responsible, Sellers shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets that are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Sellers will assist Purchaser with preparation of all ad valorem and property Tax Returns due on or before December 31, 2008 (including any extensions requested). Sellers shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Sellers after the Effective Time relating to the Assets and any supporting documentation provided by Sellers to taxing authorities, excluding Tax Returns related to income tax, franchise tax or other similar Taxes.
     (b) Purchaser agrees to cooperate (at no cost or liability to Purchaser) with Sellers (or any one or more of them) so that Sellers’ transfer of all or any portion designated by Seller of the Assets to Purchaser shall, at Sellers’ election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Sellers within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). If Sellers so elect, Purchaser shall reasonably cooperate with Sellers to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Sellers reasonably request in order to pay the Purchase Price in a manner that enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Sellers may assign their rights (but not their obligations) under this Agreement to a qualified intermediary as defined in Treasury Regulations Section 1.1031(k) — 1(g)(4)(iii) under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.
Section 7.9 Further Assurances.
     After Closing, Sellers and Purchaser each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 7.10 Insurance.
     Effective as of the Closing Date, Purchaser shall carry and maintain the following: (a) general liability insurance with combined single limits per occurrence of not less than $10,000,000.00 for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability with respect to any contract into which the Purchaser may enter under the terms of this Agreement; and (b) operators extra expense insurance with limits of not less than $1,000,000.00 per occurrence, covering the costs of controlling a blowout and certain other related and/or resulting costs and seepage and pollution liability.
Section 7.11 Historical Financial Statements.
     (a) Sellers shall prepare the financial statements required by the SEC to be filed by Purchaser or any of its Affiliates with the SEC pursuant to the Securities Act or Exchange Act in connection with reports, registration statements and other filings to be made by Purchaser or any of its Affiliates related to the transactions contemplated by this Agreement (the “Special Financial Statements”). Sellers (x) shall cooperate with and permit Purchaser to reasonably participate in the preparation of the Special Financial Statements and (y) shall provide Purchaser and its representatives with reasonable access to the personnel of Sellers and their Affiliates who engage in the preparation of the Special Financial Statements and shall give Purchaser and its representatives reasonable access to the Properties, Records, and other financial data relating to the Special Financial Statements.
     (b) Sellers shall execute and deliver or cause to be executed and delivered to Sellers’ outside auditing firm (“Sellers’ Auditor”) such representation letters, in form and substance customary for representation letters provided to external audit firms in such circumstances, as may be reasonably requested by Sellers’ Auditor, with respect to the Special Financial Statements.
     (c) Sellers shall use best efforts to cause an independent registered public accounting firm reasonably acceptable to Purchaser to issue an unqualified opinion with respect to the Special Financial Statements (the Special Financial Statements and related audit opinion being hereinafter referred to as the “Audited Special Financial Statements”) and to provide its written consent for the use of its audit report with respect to the Special Financial Statements in reports, registration statements or other documents filed by Purchaser or any of its Affiliates under the Exchange Act or the Securities Act, as needed. Sellers shall take all reasonable action as may be necessary to facilitate the completion of such audit and delivery of the Audited Special Financial Statements to Purchaser or any of its Affiliates as soon as reasonably practicable, but no later than sixty (60) days following the Closing Date.
     (d) Purchaser shall reimburse Sellers for all third party out-of-pocket costs incurred by Sellers with respect to Sellers’ obligations under this Section 7.11.
Section 7.12 Lease Amendments.
     Prior to the Closing, Sellers shall cause each of the Nortex Leases and Subsequent Leases to be amended as follows:
     (a) Clause (b) in Paragraph 7 of the Reference Lease will be deleted and replaced with the following language: “(b) the depths from the surface down to one hundred (100) feet below the base of the Barnett Shale Formation defined as the interval from the stratigraphic equivalent of the top of the Barnett Shale Formation to the stratigraphic equivalent of the base of the Barnett Shale Formation, as found in the Alliance D-1 Well (API #42-121-32247) located in the Greenberry Overton Survey, A-972, Denton County, Texas. The top and base of the Barnett Shale Formation were found at the measured depth of 7172 feet and 7566 feet, respectively, in the referenced well.”; and

     (b) Paragraph 31, applicable to the Alliance “E” Operations Site, shall be amended to provide that the election to purchase by the “Surface Owner” may not be exercised prior to ten (10) years from and after August 8, 2008.
ARTICLE 8
CONDITIONS TO CLOSING
Section 8.1 Conditions of Sellers to Closing.
     The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date;
     (b) Performance. Purchaser shall have performed and observed in all material respects all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or to recover damages from Sellers on account therefrom shall be pending or threatened before any Governmental Body or arbitral tribunal; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than one percent (1%) of the unadjusted Purchase Price, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.7;
     (d) Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Sellers duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Purchaser under Section 9.3;
     (e) Defects. The sum of all asserted but uncured (i) Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to the Closing, and (ii) Environmental Defect Amounts attributable to Environmental Defects, taken together shall be less than ten percent (10%) of the unadjusted Purchase Price;
     (f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than ten percent (10%) of the unadjusted Purchase Price;
     (g) Payment. Purchaser shall have paid (or be ready, willing and able to immediately pay) the Cash Component of the Closing Payment and shall have delivered (or be ready, willing and able to immediately deliver) stock certificates representing the Stock Component of the Closing Payment to Sellers or their designees as directed by Sellers in writing at least five (5) Business Days prior to Closing; and

     (h) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).
Section 8.2 Conditions of Purchaser to Closing.
     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Sellers set forth in Article 5 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);
     (b) Performance. Sellers shall have performed and observed in all material respects all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or to recover damages from Purchaser on account therefrom shall be pending or threatened before any Governmental Body or arbitral tribunal; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than one percent (1%) of the unadjusted Purchase Price, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.7;
     (d) Deliveries. Sellers shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Sellers under Section 9.2;
     (e) Defects. The sum of all asserted but uncured (i) Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to Closing, and (ii) Environmental Defect Amounts attributable to Environmental Defects, taken together shall be less than ten percent (10%) of the unadjusted Purchase Price;
     (f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than ten percent (10%) of the unadjusted Purchase Price;
     (g) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise);

     (h) Material Adverse Effect. The failure of Sellers to assign to Purchaser the Retained Assets for which no adjustment to the Purchase Price occurs pursuant to Section 7.7(d) does not result in a Material Adverse Effect; and
     (i) Historical Financial Statements. Purchaser reasonably believes that the Special Financial Statements that have been provided by Sellers can be audited and that the Audited Special Financial Statements will be delivered within the time period contemplated by Section 7.11; provided, however, if the failure of such condition to be satisfied relates solely to the Assets associated with the Wells described in Schedule 8.2(i) (the “Star of Texas Assets”), then the parties agree that this condition to Closing shall nonetheless be deemed to be satisfied and such Assets shall be held back from the Assets to be conveyed to Purchaser at Closing and the Purchase Price shall be reduced by the portion of the Purchase Price that is allocated thereto in Exhibit A-1; provided further, however, that if Sellers cause the Audited Special Financial Statements relating to the Star of Texas Assets to be delivered to Purchaser on or before one hundred twenty (120) days following the Closing Date, then Sellers shall cause the Star of Texas Assets to be conveyed to Purchaser at a new closing for a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Assets (as adjusted pursuant to Section 2.2 through the new closing date therefor).
ARTICLE 9
CLOSING
Section 9.1 Time and Place of Closing.
     (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Kelly Hart & Hallman LLP located at 201 Main Street, Suite 2500, Fort Worth, Texas 76102, at 10:00 a.m., local time, on August 8, 2008 or, if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 10.
     (b) The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 9.2 Obligations of Sellers at Closing.
     At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall deliver or cause to be delivered to Purchaser the following:
     (a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Sellers;
     (b) the Assignment, duly executed by Hillwood;
     (c) letters-in-lieu of transfer orders covering the Assets, duly executed by Sellers;
     (d) certificates duly executed by an authorized corporate officer of each Seller (other than a natural person) or its respective general partner and Mark Rollins, dated as of Closing, certifying (on behalf of such Seller in the case of an entity Seller) that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled; and

     (e) one (1) original executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that no Seller is a foreign person within the meaning of the Code.
Section 9.3 Obligations of Purchaser at Closing.
     At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Sellers the following:
     (a) a wire transfer of the Cash Component of the Closing Payment in same-day funds to the accounts of Sellers, and in the respective amounts, set forth on Schedule 9.3(a); provided, however, by written notice to Purchaser at least five (5) Business Days prior to Closing, Sellers can reallocate up to five percent (5%) of the Cash Component among the Sellers in a different manner than set forth on such Schedule;
     (b) the Conveyance, duly executed by Purchaser;
     (c) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;
     (d) a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled; and
     (e) stock certificates representing shares of Purchaser Common Stock in a value equal to the Stock Component of the Closing Payment allocated in the manner shown on Schedule 9.3(e); provided, however, by written notice to Purchaser at least three (3) Business Days prior to Closing, Sellers can reallocate up to 5% of the Stock Component among the Sellers in a different manner than set forth on such Schedule.
Section 9.4 Closing Payment & Post-Closing Purchase Price Adjustments.
     (a) Not later than three (3) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser for its review and approval, based upon the best information available to Sellers, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments provided for in this Agreement and crediting the Deposit and setting forth the calculation of the Volume Weighted Average Price, the Stock Component and the Cash Component. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Sellers at the Closing in the form of the Cash Component and the Stock Component (the “Closing Payment”).
     (b) As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing Date, Sellers shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Sellers shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable, but not later than the 30th day following receipt of Sellers’ statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such statement. The parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing Date. In the event that the parties cannot reach agreement within such period of time, either party may refer the remaining matters in dispute to PricewaterhouseCoopers or such other nationally-recognized independent accounting firm as may be accepted by Purchaser and Sellers, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Fort Worth, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Sellers nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting their cases. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the accounting firm, as applicable, finally determines the disputed matters, (i) Purchaser shall pay to Sellers the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Sellers shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from the Closing Date to the date both Purchaser and Sellers have executed the final settlement statement and shall, consistent with Section 9.4(c), be made in cash, not Purchaser Common Stock.
     (c) All payments made or to be made hereunder to Sellers shall be by electronic transfer of immediately available funds to the accounts of Sellers set forth on Schedule 9.3(a) or to such other accounts as may be specified by Sellers in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Sellers.
ARTICLE 10
TERMINATION
Section 10.1 Termination.
     Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing:
     (a) by the mutual prior written consent of Sellers and Purchaser;
     (b) by either Purchaser or Sellers, if Closing has not occurred on or before October 1, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available (i) to Sellers, if any breach of this Agreement by Sellers has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (ii) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
     (c) by Sellers, if (i) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification shall not be further qualified); or (ii) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement required to be fulfilled prior to Closing; and, in the case of each of clauses (i) and (ii), such misrepresentation or breach of warranty, covenant or agreement, if curable, has not been cured within ten (10) days after written notice thereof from Sellers to Purchaser; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or
     (d) by Purchaser, if (i) any of the representations and warranties of Sellers contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (ii) Sellers shall have failed to fulfill in any material respect any of its obligations under this Agreement required to be fulfilled prior to Closing; and, in the case of each of clauses (i) and (ii), such misrepresentation or breach of warranty, covenant or agreement, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to Sellers; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date.
Section 10.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.4, 5.6, 6.5, 7.5, 11.8, 11.9, 13.7, 13.13 and 13.16 of this Agreement and this Article 10, all of which shall continue in full force and effect), and Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. In the event this Agreement terminates under Section 10.1 because (i) any of the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b) have not been satisfied or (ii) Sellers’ refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Section 8.1, then Purchaser shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which Purchaser may be entitled.
Section 10.3 Distribution of Deposit upon Termination.
     (a) If Sellers terminate this Agreement solely (i) because any of the conditions to Closing set forth in Section 8.1(a) or Section 8.1(b) have not been satisfied or (ii) because of Purchaser’s refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Section 8.2, then Sellers may retain, as their sole and exclusive remedy, the Deposit as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.
     (b) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), then Sellers shall promptly deliver the Deposit to Purchaser, free of any claims by Sellers or any other Person with respect thereto.
     (c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS
Section 11.1 Receipts.
     Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets that are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Sellers, Sellers shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Sellers are entitled under Section 1.4 shall be the sole property and entitlement of Sellers, and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Sellers.
Section 11.2 Expenses.
     Any Property Costs that are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Sellers are responsible under Section 1.4 shall be the sole obligation of Sellers, and Sellers shall promptly pay, or, if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against, such Property Costs; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or, if paid by Sellers, promptly reimburse Sellers for and hold Sellers harmless from and against, such Property Costs. Sellers are entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Sellers are in whole or in part responsible, provided that Sellers shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Sellers shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Sellers and relating to periods for which Purchaser is partially responsible.
Section 11.3 Assumed Sellers Obligations.
     Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Sellers, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including, but not limited to, obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense that are reflected on Schedule 5.25, (c) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties or otherwise pursuant to the Assets, (d) replug any well, wellbore or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Assets, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws and (g) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and related contracts, or as required by applicable Laws (all of such obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Sellers Obligations”); provided, however, that Purchaser does not accrue any rights or assume any obligations or liabilities of Sellers to the extent that they are (such excluded obligations and liabilities, the “Excluded Sellers Obligations”):
     (i) attributable to or arise out of the Excluded Assets;
     (ii) the continuing responsibility of the Sellers under Sections 11.1 and 11.2 or matters for which Sellers are required to indemnify Purchaser under Section 11.4(c);
     (iii) related to personal injury or death arising or occurring prior to the Closing Date that are attributable to Sellers’ ownership or operation of the Assets;
     (iv) Retained Employee Liabilities; or
     (v) attributable to or arise out of any off-site Environmental Liabilities occurring prior to the Closing Date that relate to the Assets.
Section 11.4 Indemnities.
     (a) Definitions.
     “Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims that arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets.
     The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:
     THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY OR OTHER FAULT (BUT

EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT) OF PURCHASER INDEMNITEES, SELLERS INDEMNITEES, INVITEES AND/OR THIRD PARTIES; AND/OR
     A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLERS’ PROPERTY (INCLUDING, WITHOUT LIMITATION, THE ASSETS).
     (b) Purchaser Indemnity Obligation. From and after the Closing, subject only to Section 11.4(c) and the limitations contained in Section 11.7, Purchaser shall be responsible for and indemnify, defend, release and hold harmless Sellers Indemnitees from and against all Claims to the extent caused by, arising out of or resulting from:
     (i) the Assumed Sellers Obligations, REGARDLESS OF FAULT;
     (ii) the ownership, use or operation of the Assets after the Effective Time, REGARDLESS OF FAULT;
     (iii) Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement, REGARDLESS OF FAULT;
     (iv) any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(d), REGARDLESS OF FAULT;
     (v) Environmental Laws, Environmental Liabilities, Adverse Environmental Conditions, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and
     (vi) Purchaser Indemnitees’ access under Section 4.1, Section 7.1 or otherwise, to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.
     (c) Sellers Indemnity Obligation. From and after the Closing, subject only to the limitations contained in Section 11.7, each Seller, severally, but not jointly and severally, on its or his own behalf, shall be responsible for and indemnify, defend and hold harmless Purchaser Indemnitees against and from all Claims to the extent caused by, arising out of or resulting from:
     (i) any breach of any representation or warranty of Sellers contained in Article 5 of this Agreement or in any certificate furnished by or on behalf of Sellers at Closing pursuant to Section 9.2(d);
     (ii) any breach or nonfulfillment of or failure to perform any covenant or agreement of Sellers contained in this Agreement; and
     (iii) any Excluded Sellers Obligations.
     (d) Additional Provisions.
     It is the intention of the parties that this Article 11 shall govern the allocation of risks and liabilities between Purchaser and Sellers except to the extent that it is expressly stated (whether elsewhere in this Article 11 or in some other Article hereof) that the provisions of such other Article (or part thereof) shall control over the terms of all or part of this Article 11.
     Notwithstanding anything to the contrary contained in this Agreement, this Section 11.4 contains the parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in Articles 5 and 6 and Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate or certificates delivered by each party at Closing pursuant to Sections 9.2(d) or 9.3(d), as applicable.
     In connection with Purchaser Indemnitees’ access to the Assets prior to Closing, the parties acknowledge that such access may be subject to access agreements, releases or other agreements required by Sellers or the operator of non-Seller Operated Properties. In the event of a conflict between the provisions of such agreements and Section 11.4(b)(vi) of this Agreement, Section 11.4(b)(vi) of this Agreement shall control.
Section 11.5 Indemnification Actions.
     All claims for indemnification under Section 11.4 shall be asserted and resolved as follows:
     (a) For purposes of this Article 11, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the party or parties having the right to be indemnified by another party or parties pursuant to the terms of this Agreement.
     (b) To make a claim for indemnification (“Indemnity Claim”) under Section 11.4 and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 11, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.5 shall not relieve the Indemnifying Party of its obligations under Section 11.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
     (c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
     (d) If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
     (e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement, and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
Section 11.6 Release.
     (a) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER RELEASES, REMISES AND FOREVER DISCHARGES SELLERS INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST SELLERS INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT.
     (b) Purchaser covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such environmental Claims.
Section 11.7 Limitation on Actions.
     (a) The representations and warranties of the parties in Articles 5 and 6 terminate six months after Closing, except that Section 5.18 and Section 6.11 shall survive indefinitely. The remainder of the representations, warranties, covenants and agreements provided for in this Agreement shall survive Closing for one year except that covenants and agreements contemplated to be complied with or performed following the Closing shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date.

     (b) The indemnities in Sections 11.4(b)(iii), 11.4(b)(iv), 11.4(c)(i) and 11.4(c)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Purchaser’s indemnities in Sections 11.4(b)(i), 11.4(b)(ii), 11.4(b)(v) and 11.4(b)(vi) and Sellers’ indemnity in Section 11.4(c)(iii) shall continue without time limit.
Section 11.8 Disclaimers.
     (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, THE CERTIFICATES OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(d) OR IN THE CONVEYANCE OR IN THE ASSIGNMENT, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLERS OR ANY OF THEIR AFFILIATES).
     (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, THE CERTIFICATES OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(d) OR IN THE CONVEYANCE OR IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS OR THE PRESENCE, QUALITY OR QUANTITY OF HYDROCARBON RESERVES ATTRIBUTABLE TO THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) WITH RESPECT TO DEVELOPMENT OF THE LEASES AFTER CLOSING, ANY SURFACE RESTRICTIONS, CONSENTS, REQUIRED FROM SURFACE OWNERS, AND ALL PERMITS, BONDS AND EASEMENTS REQUIRED FROM THIRD PARTIES OR GOVERNMENTAL BODIES, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR TO ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE

DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, AND (X) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.
     (c) EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CERTIFICATES OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(d), SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
Section 11.9 Waiver of Trade Practices Acts.
     (a) It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of any Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statements prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as contemplated in this Agreement; and that it is not in a significantly disparate bargaining position with Sellers.
     (b) Purchaser expressly recognizes that the price for which Sellers have agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Sellers, in determining to proceed with the entering into of this Agreement, have expressly relied on this waiver and the inapplicability of the DTPA.
Section 11.10 Recording.
     As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties and provide Sellers with copies of all recorded or approved instruments.
     The conveyance in the form attached as Exhibit B is intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Conveyance and also are described and covered by other separate assignments made by Sellers to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain the special warranty of title of Sellers and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.
ARTICLE 12
REGISTRATION REQUIREMENTS
Section 12.1 Definitions.
     For purposes of this Article 12:
     (a) “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Purchaser registering the Shares, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Purchaser (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law in connection with the registration of the Shares.
     (b) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Purchaser with the SEC.
     (c) “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
Section 12.2 Purchaser Covenants.
     The Purchaser covenants and agrees as follows:
     (a) As promptly as practicable (and in any event within one (1) Business Day) after the Closing, the Purchaser shall register the resales of the Shares by the Sellers on an automatically effective Form S-3 shelf registration statement under the Securities Act, the form of which will be provided to the Sellers prior to the filing thereof with the SEC for their reasonable comments which will be included in the prospectus contained therein (the “Registration Statement”).
     (b) If after twenty (20) Business Days after the Registration Statement has become effective, the Purchaser furnishes to the Sellers a certificate signed by the Purchaser’s chief executive officer stating that in the good faith judgment of the Purchaser’s Board of Directors it would be materially detrimental to the Purchaser and its stockholders for the Registration Statement to be used for resales of the Shares, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Purchaser or (ii) require premature disclosure of material information that the Purchaser has a bona fide business purpose for preserving as confidential, or if at any time the Purchaser shall determine in good faith that the making of offers or sales of the Shares pursuant to the Registration Statement would otherwise be unlawful as a result of an event or circumstance outside of Purchaser’s control, then by notice to the Sellers, the Purchaser may suspend the rights of the Sellers to make offers or sales of the Shares pursuant to the Registration Statement for a period of not more than ninety (90) days; provided, however, that the Purchaser may not invoke this right more than once. Upon receipt of any suspension notice referred to in the preceding sentence, the Sellers shall immediately discontinue making offers or sales of the Shares under the shelf registration statement until the Purchaser shall advise them in writing that it is again permissible to do so.
Section 12.3 Obligations of the Purchaser.
     The Purchaser shall, as expeditiously as reasonably possible:
     (a) use its commercially reasonable efforts to keep the Registration Statement effective for a period of one year after the Closing;
     (b) prepare and file with the SEC such amendments and supplements to the Registration Statement, and the prospectus used in connection with the Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by the Registration Statement;
     (c) furnish to the Sellers such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Sellers may reasonably request in order to facilitate their disposition of their Shares;
     (d) use its commercially reasonable efforts to register and qualify the securities covered by the Registration Statement under such other securities or blue-sky laws of such states as shall be reasonably requested by the Sellers; provided that the Purchaser shall not be required to qualify to do business or to file a general consent to service of process in any such states;
     (e) use its commercially reasonable efforts to cause the Shares to be listed on the New York Stock Exchange;
     (f) notify each selling Seller, promptly after the Purchaser receives notice thereof, of the time when the Registration Statement has been declared effective or a supplement to any prospectus forming a part of the Registration Statement has been filed; and
     (g) after the Registration Statement becomes effective, notify each Seller of any request by the SEC that the Purchaser amend or supplement the Registration Statement or prospectus.
Section 12.4 Furnish Information.
     It shall be a condition precedent to the obligations of the Purchaser to register the Shares hereunder that the Sellers shall have furnished to the Purchaser such information regarding the Sellers and the Assets, financial statements or other information within the reasonable control of the Sellers as is reasonably required to effect the registration of the Shares, and the Purchaser shall have the right to defer taking action with respect to any filings required to complete such registration, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly.
Section 12.5 Expense of Registration.
     All expenses incurred by the Purchaser in connection with registrations, filings, or qualifications pursuant to this Article 12, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Purchaser, shall be borne and paid by the Purchaser.
Section 12.6 Indemnification.
     If any Shares are included in a registration statement under this Article 12:
     (a) To the extent permitted by law, the Purchaser will indemnify and hold harmless each Seller, and the partners, members, officers, directors, and stockholders of each such Seller, against any Damages, and the Purchaser will pay to each such Seller, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 12.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, nor shall the Purchaser be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Seller or other aforementioned Person expressly for use in the Registration Statement.
     (b) To the extent permitted by Law, each Seller, severally and not jointly, will indemnify and hold harmless the Purchaser, and each of its directors, officers, and stockholders, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Seller expressly for use in the Registration Statement; and each such Seller will pay to the Purchaser and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 12.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Seller, which consent shall not be unreasonably withheld or delayed; and provided further that in no event shall the aggregate amounts payable by any Seller by way of indemnity or contribution under Sections 12.6(b) and 12.6(d) exceed the proceeds from the offering received by such Seller, except in the case of intentional fraud or willful misconduct by such Seller.
     (c) Promptly after receipt by an indemnified party under this Section 12.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification under this Article 12, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 12.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties.

Section 12.7 Rule 144.
     (a) With a view to making available to the Sellers the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Seller to sell securities of the Purchaser to the public without registration or pursuant to a registration on Form S-3, the Purchaser shall:
     (i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times;
     (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act; and
     (iii) furnish to any Seller, so long as the Seller owns any Shares, forthwith upon request (i) to the extent accurate, a written statement by the Purchaser that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; (ii) a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser; and (iii) such other information as may be reasonably requested in availing any Seller of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3.
     (b) To the extent that the Sellers are able to offer and sell the Shares at the times and in the volumes that they desire to offer and sell the Shares pursuant to SEC Rule 144 rather than pursuant to the Registration Statement, the Sellers shall make such offers and sales of the Shares pursuant to SEC Rule 144 rather than pursuant to the Registration Statement.
     (c) No later than the seventh Business Day after the one year anniversary of the Closing Date, Purchaser shall use its best efforts to cause its transfer agent to provide to the holders of the Purchaser Common Stock, in exchange for certificates they surrender evidencing such shares that bear the legend set forth in Section 5.28, certificates evidencing like numbers of shares that do not bear such legend.
ARTICLE 13
MISCELLANEOUS
Section 13.1 Counterparts.
     This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
Section 13.2 Notice.
     All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Sellers :	Chief Resources, LP
5956 Sherry Lane, Suite 1500
Dallas, Texas 75225
Attention: David M. Hundley

Telephone: (214) 265-9590
Telecopy: (214) 265-9593

(for purposes of notices to each of Chief LP, COG and Chief Pipeline)

Hillwood Oil & Gas, L.P.
13600 Heritage Parkway, Suite 200
Fort Worth, Texas 76177
Attention: Mark Rollins
Telephone: (817) 224-6031
Telecopy: (817) 224-6076

(for purposes of notices to each of Hillwood Alliance, Burtex, Berry and Rollins)

Collins and Young, L.L.C.
430 Throckmorton Street, Suite 930
Fort Worth, Texas 76102
Attention: George M. Young, Jr.
Telephone: (817) 338-1118
Telecopy: (817) 338-1150

(for purposes of notices to C&Y)

With a copy to:	Don C. Plattsmier
(which shall not	Kelly Hart & Hallman LLP
itself constitute	201 Main Street, Suite 2500
notice)	Fort Worth, TX 76102
Telephone: (817) 878-3505
Telecopy: (817) 878-9280

If to Purchaser:	Quicksilver Resources Inc.
777 West Rosedale St.
Fort Worth, Texas 76104
Attention: John C. Cirone, Senior Vice President and General Counsel
Telephone: (817) 665-4939
Telecopy: (817) 665-5021

     With a copy to (which shall not itself constitute notice):
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Attention: Deborah A. Gitomer
Telephone: (713) 651-5151
Telecopy: (713) 651-5246
Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.
Section 13.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.
     Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Sellers will determine, and Purchaser agrees to cooperate with Sellers in determining, sales tax, if any, that is due in connection with the sale of Assets, and Purchaser agrees to pay any such tax to Sellers at Closing. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Sellers such certificate or evidence.
Section 13.4 Expenses.
     Except as provided in Section 13.3, all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including, without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
Section 13.5 Change of Name.
     As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the names “Chief Resources, LLC,” “Chief Resources Alliance Pipeline LLC”, “Chief” and “Hillwood Alliance Operating Company, L.P.” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.
Section 13.6 Replacement of Bonds, Letters of Credit and Guarantees.
     The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Sellers with Governmental Bodies and relating to the Assets may be transferable to Purchaser. Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Sellers or to consummate the transactions contemplated by this Agreement.
Section 13.7 Governing Law and Venue.
     THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN TARRANT COUNTY, TEXAS.
Section 13.8 Captions.
     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 13.9 Waivers.
     Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 13.10 Assignment.
     No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party, and any assignment or delegation made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 13.11 Entire Agreement.
     The Confidentiality Agreement, this Agreement, the Exhibits and Schedules attached hereto and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.
Section 13.12 Amendment.
     (a) This Agreement may be amended or modified only by an agreement in writing executed by all parties.
     (b) No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 13.13 No Third-Party Beneficiaries.
     Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any Claim, Damages, remedy or right of any kind, except as to those rights expressly provided to Sellers Indemnitees, Purchaser Indemnitees or the indemnitees of Sellers or Purchaser referenced in Section 12.6 (provided, however, any claim for indemnity hereunder on behalf of a Sellers Indemnitee, Purchaser Indemnitee or any indemnitee of Sellers or Purchaser referenced in Section 12.6 must be made and administered by a party to this Agreement).
Section 13.14 References.
     In this Agreement:
     (a) References to any gender include a reference to all other genders;
     (b) References to the singular include the plural, and vice versa;
     (c) Unless expressly provided to the contrary, a reference to any Article or Section means an Article or Section of this Agreement;
     (d) Unless expressly provided to the contrary, reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
     (e) Unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and
     (f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
Section 13.15 Construction.
     Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Sellers and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.
Section 13.16 Limitation on Damages
     Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its punitive damages or its consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby, and each of Sellers and Purchaser expressly waives for itself and on behalf of its Affiliates any and all Claims it may have against the other parties for such damages in connection with this Agreement and the transactions contemplated hereby.

Section 13.17 Conspicuousness.
     The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.
Section 13.18 Severability.
     If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.
Section 13.19 Time of Essence.
     Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 13.20 Nature of Obligations.
     The obligations of each of the Sellers are several and not joint and shall be in proportion to the allocation percentages reflected in Schedule 13.20.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

PURCHASER:

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden

Glenn Darden
President and Chief Executive Officer

SELLERS:

HILLWOOD OIL & GAS, L.P.

By:	Hillwood Oil & Gas GP, LLC,
its general partner

	By:	/s/ Mark Rollins

Mark Rollins, President

BURTEX MINERALS, L.P.

By:	Burtex Minerals Genpar, LLC,
its general partner

	By:	/s/ William K. Burton

William K. Burton, Manager

CHIEF RESOURCES, LP

By:	Chief Resources (GP) LLC

	By:	/s/ Trevor D. Rees-Jones

Trevor D. Rees-Jones, Manager

HILLWOOD ALLIANCE OPERATING COMPANY, L.P.

By:	Hillwood Oil & Gas GP, LLC,
its general partner

	By:	/s/ Mark Rollins

Mark Rollins, President

CHIEF RESOURCES ALLIANCE PIPELINE LLC

By:	/s/ Trevor D. Rees-Jones

Trevor D. Rees-Jones, Manager

BERRY BARNETT, L.P.

By:	Berry Barnett Genpar, LLC,
its general partner

	By:	/s/ Michael K. Berry

	Name:	Michael K. Berry

	Title:	Manager

CHIEF OIL & GAS LLC

	By:	/s/ David Hundley

David Hundley, Vice President

COLLINS AND YOUNG, L.L.C.

By:	/s/ George M. Young, Jr.

George M. Young, Jr., President

/s/ Mark Rollins

MARK ROLLINS